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                                                                     EXHIBIT 2.1
                              AGREEMENT OF MERGER
                              -------------------

          This is an Agreement of Merger (this "Agreement"), dated February 2, 1999 by and between Internet Capital Group, L.L.C., a Delaware limited liability company ("ICG-LLC") and Internet Capital Group, Inc., a Delaware corporation (the "Surviving Corporation").

          The parties hereby prescribe the terms and conditions of said merger and the mode of carrying the same into effect as follows:

          1.  Capitalized Terms.  Capitalized terms used herein without
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definition shall have the meanings ascribed to such terms in the Amended and
Restated Limited Liability Company Agreement of Internet Capital Group, L.L.C., dated as of January 4, 1999 (the "LLC Agreement").

          2.  Merger of ICG-LLC into Surviving Corporation.  On the Effective
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Date, ICG-LLC will merge with and into the Surviving Corporation (the "Merger"), and the existence of ICG-LLC will cease. The Surviving Corporation to the Merger is and will continue its existence under Delaware law as a corporation. The name of the Surviving Corporation shall be unchanged.

          3.  Certificate of Incorporation.  On the Effective Date, the
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Certificate of Incorporation of the Surviving Corporation (the "Certificate"),
as filed with the Delaware Secretary of State on February 2, 1999, will thereafter continue to be its Certificate until changed as provided by law.

          4.  Members.  On the Effective Date, the members of ICG-LLC shall
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become the stockholders of the Surviving Corporation in accordance with the terms of the LLC Agreement.

          5.  Interest in ICG-LLC.  The manner and basis of converting
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Membership Interests, Membership Profit Interest and Options shall be as follows:

              (a) Each share of Membership Interests in ICG-LLC issued and outstanding immediately prior to the Effective Date shall be converted into and shall thereafter evidence one-hundredth (1/100th) of a share of Common Stock of the Surviving Corporation, par value $.001 per share (the "Surviving Corporation Common Stock").

              (b) Each share of Membership Profit Interest in ICG-LLC issued and outstanding immediately prior to the Effective Date shall be converted into and shall thereafter evidence one-hundredth (1/100th) of a share of Surviving Corporation Common Stock. All such shares of Surviving Corporation Common Stock shall be and remain subject to the terms,
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conditions and restrictions set forth in the Membership Profit Interest Plan including, without limitation, applicable vesting schedules.

              (c) Options to purchase shares of Membership Interests shall be converted into options to purchase shares of Surviving Corporation Common Stock so that each Option to purchase one (1) share of Membership Interest shall be converted into options to purchase one-hundredth (1/100th) of a share of Surviving Corporation Common Stock ("Surviving Options"). All Surviving Options shall be and remain subject to the terms, conditions and restrictions set forth in the plans granting such options including, without limitation, applicable vesting schedules.

          6.  Asset and Liabilities.  As a result of the Merger,  by operation
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of law and without further act or deed, on the Effective Date, all of the property, rights, interests and other assets of ICG-LLC will be transferred to and vested in the Surviving Corporation and the Surviving Corporation will assume all of the liabilities of ICG-LLC. The capital call approved by the Managers of ICG-LLC on January 15, 1999 and due on February 24, 1999 (the "Capital Call") shall remain effective, shall inure to the benefit of the Surviving Corporation, and shall be payable to the Surviving Corporation in accordance with the notice of such Capital Call issued by ICG-LLC on January 22, 1999 and otherwise in accordance with the LLC Agreement. Shares of Surviving Corporation Common Stock issuable in accordance with Section 5 of this Agreement shall be issuable only upon a Member's satisfaction with such Capital Call applicable to such Member. Failure to contribute all or any portion of such Capital Call applicable to such Member on or before February 24, 1999 shall result in forfeiture of such Member's Membership Interests and the shares of Surviving Corporation Common Stock into which such Membership Interest shall be converted, all in accordance with Section 4.3 of the LLC Agreement and this Agreement.

          7.  Registration Rights.  On the Effective Date, the Surviving
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Corporation shall assume the obligation to register each Strategic Partner's equity interest as provided in Exhibit C of the LLC Agreement.

          8.  Approval, Adoption and Filing.  If the Agreement has not been
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terminated pursuant to paragraph 9 hereof, an appropriate Certificate of Merger will be executed and shall become effective upon filing by the Surviving Corporation with the Delaware Secretary of State (the "Effective Date"). This Agreement was adopted in the following manner:

          As to Internet Capital Group, L.L.C., by the required majority of the Members entitled to vote.

          As to ICG Capital Group, Inc., by unanimous written consent of the shareholders.

          9.  Termination.  This Agreement may be terminated and the Merger
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abandoned by the Surviving Corporation or ICG-LLC at any time prior to the
Effective Date.

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          IN WITNESS WHEREOF, the parties hereto have caused this duly approved
Agreement to be executed by their respective authorized representatives as of the day and year first above written.

                              INTERNET CAPITAL GROUP, L.L.C.


                              By: /s/ E. Michael Forgash
                                 ______________________________
                                 Name:  E. Michael Forgash
                                 Title: Manager


                              ICG CAPITAL GROUP, INC.


                              By: /s/ Donna M. Lightner
                                 ______________________________
                                 Name:  Donna M. Lightner
                                 Title: Secretary

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